Exhibit 10.24

INCENTIVE UNIT AWARD AGREEMENT

(Incentive Units of Partnership)

THIS INCENTIVE UNIT AWARD AGREEMENT (this “Agreement”) by and between Buzz Management Aggregator L.P., a Delaware limited partnership (“Partnership”), Buzz Holdings L.P., a Delaware limited partnership (“Parent”), and the individual named on the Signature Page hereto (“Participant”) is made as of the date set forth on such Signature Page.

WHEREAS, Partnership is an interest holder in Parent, and Parent is an indirect interest holder of the entity that employs Participant (the “Employer”);

WHEREAS, on the terms and subject to the conditions hereof, Participant desires to subscribe for and acquire from Partnership, and Partnership desires to issue and provide to Participant Class B Units of Partnership (collectively, the “Incentive Units”), in the amounts set forth on the Signature Page, as hereinafter set forth;

WHEREAS, on the terms and subject to the conditions hereof, Partnership desires to acquire from Parent, and Parent desires to issue and provide to Partnership, Class B Units of Parent, which shall be subject to the same terms and conditions as the Incentive Units; and

WHEREAS, this Agreement is one of several agreements being entered into by Partnership and Parent with certain persons who are or will be directors or key employees or advisors of Parent or one or more of its Subsidiaries, as part of management equity purchase plans designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.
Definitions. Defined terms are as set forth in Exhibit I hereto and capitalized terms not defined herein or in Exhibit I shall have the meaning set forth in the Plan or, if not defined in the Plan, as defined in the Partnership LP Agreement, or, if not defined in the Plan or the Partnership LP Agreement, as defined in the Parent LP Agreement, or if not defined in the Plan, the Partnership LP Agreement or the Parent LP Agreement, as defined in the Securityholders Agreement.
2.
Incentive Units.
2.1
Grant of Incentive Units of Partnership. Pursuant to the terms and subject to the conditions set forth in the Plan and this Agreement, Participant hereby subscribes for, and Partnership hereby agrees to issue and award to Participant on the date specified on the Signature Page (the “Closing Date”), the number of Incentive Units set forth on the Signature Page in exchange for the services performed to or for the benefit of Partnership, Parent, the Employer and/or one of their respective Subsidiaries by Participant, and subject to vesting in accordance with Schedule A hereto.
2.2
Grant of Class B Units of Parent. In connection with the grant of the Incentive Units hereunder by Partnership to Participant, Parent hereby grants to Partnership, effective as of the Closing Date, an equivalent number of Class B Units of Parent, with a Base Price applicable to such Class B Units specified on the Signature Page, subject to the terms of the Parent LP Agreement.

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2.3
The Closing. The closing (the “Closing”) of the grant of Incentive Units hereunder shall take place on the Closing Date.
2.4
Section 83(b) Election. Within 10 days after the Closing, Participant shall provide Partnership and the Employer with a copy of a completed election with respect to the Incentive Units subscribed for at the Closing under Section 83(b) of the Code, and the regulations promulgated thereunder in the form attached hereto. Participant should consult Participant’s tax advisor regarding the consequences of a Section 83(b) election, as well as the receipt, vesting, holding and sale of the Incentive Units.
2.5
Closing Conditions. Notwithstanding anything in this Agreement to the contrary, Partnership shall be under no obligation to issue or grant to Participant any Incentive Units unless (a) Participant is an employee of, or service provider to, the Employer, Parent or one of their respective Subsidiaries on the Closing Date; (b) the representations of Participant contained in Section 3 hereof are true and correct in all material respects as of the Closing Date; and (c) Participant is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Participant on or prior to the Closing Date.
3.
Investment Representations and Covenants of Participant. Participant acknowledges and represents the representations and warranties as set forth in Exhibit II hereto.
4.
Certain Sales and Forfeitures Upon Termination of Employment.
4.1
Call Options.
(a)
If (i) Participant’s employment with or service to the Employer, Parent and their Subsidiaries is terminated by Employer, Parent or its Subsidiaries for Cause, (ii) Participant voluntarily resigns Participant’s employment with or services to the Employer, Parent and its Subsidiaries when grounds for Cause exist, or (iii) a Restrictive Covenant Violation occurs, Partnership shall have the right, for 12 months following, as applicable, each of (x) the Termination Date or (y) the date of such Restrictive Covenant Violation (or, if later, the date on which a member of the Board (other than Participant and Participant’s designee(s), if applicable) has actual knowledge thereof), to purchase (together with the rights in Section 4.1(b) and Section 4.1(c), the “Call Option”), and each member of Participant’s Group shall be required to sell to Partnership, all or any portion of the Vested Incentive Units then held by such member of Participant’s Group at a purchase price per Vested Incentive Unit equal to the lesser of (1) Fair Market Value (measured as of the date of the Call Notice (as defined below) is delivered, the “Repurchase Notice Date”) and (2) Cost; provided, that such purchase price shall not be less than zero.
(b)
If Participant’s employment with or service to, as applicable, Parent and its Subsidiaries terminates for any reason other than as provided for in Section 4.1(a), Partnership shall have the right, for 12 months following the Termination Date, to purchase, and each member of Participant’s Group shall be required to sell to Partnership, all or any portion of the Vested Incentive Units then held by such member of Participant’s Group at a purchase price per Vested Incentive Unit equal to Fair Market Value (measured as of the Repurchase Notice Date); provided, that such purchase price shall not be less than zero.
(c)
In the event that Participant engages in a Competing Business (as defined in Appendix A) at any time after Participant’s Termination Date (regardless of whether such conduct constitutes a Restrictive Covenant Violation), then Partnership shall have the right, for 12 months following the date of such engagement in a Competing Business (or, if later, the date on which the Board (other than Participant and Participant’s designee(s), if applicable) has knowledge thereof), and each member of Participant’s Group shall be required to sell to Partnership, all or any portion of the Vested Incentive Units then held by such member of Participant’s Group at a purchase price per Vested Incentive Unit equal to Fair Market Value (measured as of the Repurchase Notice Date). Partnership may elect to exercise its Call Option in Section 4.1(a) in lieu of this Section 4.1(c), to the extent applicable.
(d)
If Participant’s employment with Parent and its Subsidiaries terminates for any reason, all Unvested Incentive Units will be forfeited immediately without further action by Parent (or to the extent a forfeiture is not permissible under applicable law for any reason, such Unvested Incentive Units shall be subject to the Call Option in Section 4.1(a), with the purchase price per Unvested Incentive Unit equal to the lesser of (1) Fair Market Value (measured as of the Repurchase Notice Date) and (2) Cost); provided, that such purchase price shall not be less than zero.
(e)
If Partnership desires to exercise the Call Option pursuant to this Section 4.1, Partnership shall send written notice to each member of Participant’s Group of its intention to purchase Incentive Units, specifying the number of Incentive Units to be purchased and the purchase price thereof (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of Partnership on a date specified by Partnership not later than the 10th day after the giving of the Call Notice. Notwithstanding the foregoing, if Partnership elects not to exercise the Call Option pursuant to this Section 4.1 (or elects to exercise the Call Option with respect to less than all Incentive Units), Sponsor may elect to cause one of its Affiliates or another designee to purchase such Incentive Units on the same terms and conditions set forth in this Section 4.1 by providing written notice to each member of Participant’s Group of its intention to purchase Incentive Units. For avoidance of doubt, Participant shall retain Vested Incentive Units (as determined in accordance with Schedule A) following a Termination to the extent that the Partnership (or, as applicable, one of Sponsor’s Affiliates or designees) does not elect to exercise the Call Option pursuant to this Section 4.1.
4.2
Obligation to Sell Several. If there is more than one member of Participant’s Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other members thereof, and the closing of the purchases from such other members by Partnership shall not excuse, or constitute a waiver of its rights against, the defaulting member.
5.
Payment Provisions.
5.1
Certain Limitations on Partnership’s Obligations to Purchase Incentive Units. Notwithstanding anything to the contrary contained herein, Partnership shall not be obligated to purchase any Incentive Units at any time pursuant to Section 4, regardless of whether it has delivered a notice of its election to purchase any such Incentive Units, to the extent that the purchase of such Incentive Units or the payment to Partnership, Parent or one of its respective Subsidiaries of a cash dividend or distribution by Parent or a Subsidiary of Parent to fund such purchase (together with any other purchases of Incentive Units pursuant to Section 4 or pursuant to similar provisions in agreements with other employees, service providers or equityholders, as applicable, of Parent and its Subsidiaries of which Partnership has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result in a violation of any law, statute, rule regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local, foreign court or governmental authority applicable to Partnership, Parent or any of its Subsidiaries or any of its or their property.
5.2
Payment for Incentive Units. If at any time Partnership elects to purchase any Incentive Units pursuant to Section 4, Partnership shall pay the purchase price for the Incentive Units it purchases (i) first, by the cancellation of indebtedness of any kind, if any, owing from Participant to Parent or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Participant’s Group receiving consideration in such repurchase) and (ii) then, by Partnership’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Incentive Units so purchased, duly endorsed; provided, that if (x) any of the conditions set forth in Section 5.1 exists, (y) Partnership has a lack of available cash to purchase such Incentive Units, as reasonably determined in good faith by the Board or (z) such purchase of Incentive Units would result in a Financing Default (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), Partnership may (I) if the purchase of such Incentive Units is pursuant to the Call Option, defer the Call Option until the date that is 18 months following such time as the Board concludes that such Cash Payment Restriction no longer exists or (II) satisfy payment of the portion of the cash payment so prohibited, to the extent such payment is not prohibited, by Partnership’s delivery of a junior subordinated promissory note from Parent (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of Parent (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within 90 days following the date that is 12 months following such time as the Board concludes that a Cash Payment Restriction no longer exists), and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the “prime rate” (as published for JPMorgan Chase Bank, from time to time), and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by Participant or Participant’s Group, second to interest and third to principal. Partnership shall have the rights set forth in clause (i) of the first sentence of this Section 5.2 whether or not Participant or any member of Participant’s Group is selling such Incentive Units even if Participant’s Group is not an obligor of Partnership, Parent or any of its Subsidiaries. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of Partnership; provided, that upon a Change of Control or an initial public offering of Parent, the principal of, and accrued interest on, any Junior Subordinated Note shall become immediately due and payable. To the extent that Parent is restricted from paying accrued interest that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, Partnership may elect to pay the purchase price hereunder in shares or other equity securities of one of Parent’s direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price; provided, that such Subsidiary redeems such shares or other equity securities as soon as reasonably practicable for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.
5.3
Repayment of Proceeds. If (a) Participant’s employment or service, as applicable, is terminated by Parent or its Subsidiaries for Cause, (b) Parent or any of its Subsidiaries discovers following Participant’s termination of employment or service, as applicable, that grounds for a termination for Cause existed at the time of such termination, or (c)(i) a Restrictive Covenant Violation of any restrictive covenant contained in Section 1 of Appendix A occurs or (ii) a Restrictive Covenant Violation of any restrictive covenant contained in Section 2 or Section 3 of Appendix A occurs within one year following the Termination Date, then Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to Parent or Partnership, as applicable, within 10 Business Days following Parent’s or Partnership’s request to Participant therefor, an amount equal to the excess, if any, of (A) the sum of (x) the value of Participant’s Incentive Units (to the extent then held by Participant’s Group) and (y) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant or any of Participant’s Permitted Transferees received upon the sale or other disposition of, or distributions in respect of, Participant’s Incentive Units over (B) the aggregate Cost of such Incentive Units. Any references in this Section 5.3(b) to grounds existing for a termination with Cause shall be determined without regard to any cure period or other procedural delay or event required prior to a finding of, or termination for, Cause.

6.
Parent Purchases. In the event that any Incentive Units are purchased by Partnership pursuant to the applicable terms of this Agreement, an equal number of Class B Units of Parent held by Partnership shall automatically and simultaneously be purchased by Parent on the same terms unless otherwise determined by the Board. Notwithstanding the foregoing, purchases under this Agreement may, in the sole and absolute discretion of the Managing Member, be effected by (a) causing Partnership to redeem the relevant Incentive Units of Partnership in exchange for the corresponding Class B Units of Parent that are held by Partnership and (b) following the redemption in clause (a), Parent purchasing such Class B Units from the relevant holder pursuant to the applicable terms of this Agreement (including, as applicable, the Partnership LP Agreement, Parent LP Agreement and Securityholders Agreement).
7.
Restrictive Covenants (Appendix A). Participant acknowledges and recognizes the highly competitive nature of the businesses of Parent and its Subsidiaries and accordingly agrees, in consideration of the receipt of Incentive Units hereunder, in Participant’s capacity as an indirect equity holder in Parent and its Subsidiaries, to the provisions of Appendix A to this Agreement. Participant acknowledges and agrees that remedies of Partnership, Parent and their Subsidiaries at law for a breach or threatened breach of any of the provisions of Appendix A would be inadequate, and Partnership, Parent and its Subsidiaries and their respective Affiliates may suffer irreparable damages as a result of such breach or threatened breach by Participant, regardless of whether Participant then holds Incentive Units. In recognition of this fact, Participant agrees that, in addition to any remedies at law, (a) in the event of such a breach or threatened breach, Partnership, Parent, Sponsor and their Affiliates shall be entitled to cease making any payments or providing any payments or providing any benefit otherwise required by this Agreement and (b) in the event of such a breach, Partnership, Parent and their Affiliates, without posting any bond, shall be entitled to obtain equitable relief (to the extent ordered by a court of competent jurisdiction) in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
8.
Miscellaneous.
8.1
Transfers. The Incentive Units may only be transferred if permitted by the Partnership LP Agreement, the Parent LP Agreement and the Securityholders’ Agreement, and, prior to any transfer of Incentive Units to a Permitted Transferee, Participant shall deliver to Partnership a written agreement of the proposed transferee evidencing such Person’s undertaking to be bound by the terms of this Agreement and the Partnership LP Agreement and acknowledging that any corresponding Units of Parent held by Partnership are subject to the terms of the Securityholders Agreement and the Parent LP Agreement. Any transfer or attempted transfer of Incentive Units in violation of any provision of this Agreement, the Plan, the Partnership LP Agreement, the Parent LP Agreement or the Securityholders Agreement shall be void, and Partnership shall not record such transfer on its books or treat any purported transferee of such Incentive Units as the owner of such Incentive Units for any purpose. Notwithstanding any provision to the contrary in the Partnership LP Agreement, the Parent LP Agreement or the Securityholders Agreement, no Unvested Incentive Unit shall be transferred without the prior written consent of Partnership, which may be withheld in its sole discretion.

8.2
Recapitalizations, Exchanges, Etc. Affecting Incentive Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Incentive Units, to any and all securities of Partnership, Parent or any successor or assign of Partnership or Parent (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Incentive Units, by reason of any dividend payable in Incentive Units, issuance of Incentive Units, combination, recapitalization, reclassification, merger, consolidation or otherwise.
8.3
Participant’s Employment by, or Provision of Services to, the Employer. Nothing contained in this Agreement shall be deemed to obligate Partnership, Parent, the Employer or any Subsidiary or Affiliate of any of them to employ Participant in any capacity whatsoever or to prohibit or restrict any of them from changing Participant’s role from a management-level employee to a non-management level employee or terminating the employment of, or provision of services by, Participant at any time or for any reason whatsoever, with or without Cause.
8.4
Cooperation. Participant agrees to reasonably cooperate with Partnership and Parent in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.
8.5
Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, that no Permitted Transferee shall derive any rights under this Agreement unless and until such Permitted Transferee has executed and delivered to Partnership a valid undertaking and becomes bound by the terms of this Agreement; provided, further, that Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.
8.6
Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.
8.7
Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein (except that the provisions of Section 1 of Appendix A shall be governed by the law of the state where Participant is principally employed by, or providing services to, Parent or its Subsidiaries or, if Participant and Parent or its Subsidiaries are party to an Employment Agreement, the law of the state that governs such Employment Agreement). Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and each of Partnership, Parent, Participant and the members of Participant’s Group hereby submits to the exclusive jurisdiction of such court for the purpose of any such suit, action, proceeding or judgment. Each of Participant, the members of Participant’s Group, Partnership and Parent hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.
8.8
Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(a) If to Partnership:

Buzz Management Aggregator L.P.
c/o The Blackstone Group Inc.
345 Park Avenue
New York, New York 10154
Attention:	Martin Brand
Jon Korngold
Email:	brand@blackstone.com
jon.korngold@blackstone.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Anthony Vernace
Gregory T. Grogan
Email:	avernace@stblaw.com
ggrogan@stblaw.com

with a copy to:

Buzz Holdings L.P.
1105 W. 41st Street, Suite A
Austin, TX 78756
Attention:	General Counsel

(b) If to Parent:

Buzz Holdings L.P.
c/o The Blackstone Group Inc.
345 Park Avenue
New York, New York 10154
Attention:	Martin Brand
Jon Korngold
Email:	brand@blackstone.com
jon.korngold@blackstone.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Anthony Vernace
Gregory T. Grogan
Email:	avernace@stblaw.com
ggrogan@stblaw.com

with a copy to:

Buzz Management Aggregator L.P.
1105 W. 41st Street, Suite A
Austin, TX 78756
Attention:	General Counsel

(c) If to Participant:

To the most recent address of Participant set forth in the personnel records of Parent.

8.9
Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof, including without limitation, the Plan, the Partnership LP Agreement, the Parent LP Agreement and the Securityholders’ Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof; provided, that if Partnership, Parent, the Employer, or any of their Subsidiaries or Affiliates from time to time is or becomes a beneficiary under one or more other confidentiality, nondisclosure, non‑competition, non-solicitation, intellectual property or non-disparagement provisions applicable to Participant under a written agreement, policy and/or plan, such other agreement(s), policy(ies) and/or plan(s) shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the proviso in the first sentence of this Section.
8.10
Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original copy and all of which shall constitute one and the same instrument, binding on all parties hereto.
8.11
Injunctive Relief. Participant and Participant’s Permitted Transferees each acknowledge and agree that a violation of any of the terms of this Agreement will cause Partnership, Parent and its Subsidiaries irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that Partnership, Parent and/or the applicable Subsidiaries shall be entitled to an injunction, restraining order or other equitable relief (to the extent ordered by a court of competent jurisdiction) to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.
8.12
Rights Cumulative; Waiver. The rights and remedies of Participant, Partnership and Parent under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

8.13
Joinder to the Partnership LP Agreement, Parent LP Agreement and Securityholders Agreement. By executing and delivering this Agreement, Participant hereby adopts and approves the Partnership LP Agreement, the Parent LP Agreement and the Securityholders Agreement and agrees, effective commencing on the date on which Participant first becomes the owner of any Incentive Units or otherwise holds any interests of Partnership in accordance with this Agreement, the Plan, the Partnership LP Agreement, the Parent LP Agreement and the Securityholders Agreement, to be bound by, and to comply with, the provisions of the Partnership LP Agreement as a Member and the provisions of the Securityholders Agreement as a “Securityholder” in the same manner as if Participant were an original signatory to each such agreement; provided, that, for the avoidance of doubt, to the extent Participant does not directly hold Class B Units of Parent, Participant will not be a “Member” under the Parent LP Agreement or a “Securityholder” under the Securityholders Agreement, but Participant acknowledges that any Class B Units of Parent held by Partnership that correspond with Participant’s Incentive Units will be subject to the terms of the Parent LP Agreement and the Securityholders Agreement to which Partnership has become a party by executing and delivering this Agreement (or another Incentive Unit Award Agreement if executed and delivered prior to the date hereof).

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Award Agreement as of November 2, 2020. By executing the Signature Page, the parties also are agreeing to be bound by the Partnership LP Agreement, the Parent LP Agreement and the Securityholders Agreement, effective as of the Closing Date.

BUZZ MANAGEMENT AGGREGATOR L.P.
By: Buzz Holdings GP L.L.C., its general partner

/s/ Whitney Wolfe Herd
By:	Whitney Wolfe Herd
Title:	Chief Executive Officer

BUZZ HOLDINGS L.P.
By: Buzz Holdings GP L.L.C., its general partner

/s/ Whitney Wolfe Herd
By:	Whitney Wolfe Herd
Title:	Chief Executive Officer

PARTICIPANT

/s/ Laura Franco
Name: Laura Franco

[address]

Address

[email address]
Email address

Please check the appropriate box:

☑	Participant is an “accredited investor”[1] within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

☐	Participant is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

Number of Class B Units	7,495,989.00
Closing Date	November 2, 2020
Vesting Reference Date	November 2, 2020
Base Price	$0.60

[1] You are an “accredited investor” if you meet any of the following tests:

1.
You are a director or executive officer of Parent;
2.
You have an individual net worth, or joint net worth with your spouse, at the time of your purchase exceeding $1,000,000. For purposes of this item, “net worth” means the excess of total assets at fair market value, including automobiles and other personal property but excluding the value of the primary residence of such natural person (and including property owned by a spouse other than the primary residence of the spouse), over total liabilities. The amount of any mortgage or other indebtedness secured by an investor’s primary residence should not be included as a “liability,” except to the extent the fair market value of the residence is less than the amount of such mortgage or other indebtedness;
3.
You had individual income (excluding your spouse) in excess of $200,000 in both 2018 and 2019 and have a reasonable expectation of reaching the same income level in 2020; or
4.
You and your spouse had joint income in excess of $300,000 in both 2018 and 2019 and have a reasonable expectation of reaching the same income level in 2020.

CONSENT OF SPOUSE

I, David Kostin_____, the undersigned spouse of Laura Franco, hereby acknowledge that I have read the attached Incentive Unit Award Agreement, the Partnership LP Agreement, the Parent LP Agreement and Securityholders Agreement (collectively, the “Equity Documents”) and that I understand their contents. I am aware that the Equity Documents provide for the forfeiture of my spouse’s Class B Units (as defined in the Equity Documents and for purposes of this consent, the “Equity”) under certain circumstances and that the Equity Documents impose other restrictions on the transfer of such Equity. I agree that my spouse’s interest in the Equity is subject to the Equity Documents and any interest I may have in such Equity shall also be irrevocably bound by such Equity Documents and, further, that my community property interest in such Equity, if any, shall be similarly bound by such Equity Documents.

I am aware that the legal, financial and other matters contained in the Equity Documents are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Equity Documents that I hereby waive such right.

Acknowledged and agreed this 16 day of Nov 2020.

Spouse:

Name:	David J. Kostin
Address:	[address]

Signature:	/s/ David Kostin

Witness:

Name:	Laura Franco
Address:	[address]

Signature:	/s/ Laura Franco

Schedule A

Vesting of Incentive Units

All Incentive Units initially shall be Unvested Incentive Units upon the Closing Date.

Time-Vesting Incentive Units

60% of the Incentive Units granted hereunder (the “Time-Vesting Incentive Units”) shall become Vested Incentive Units as to 20% of such Time-Vesting Incentive Units on each of the first five anniversaries of the Vesting Reference Date (as set forth on the Signature Page), subject to Participant’s continued employment or service through each applicable vesting date.

Notwithstanding the foregoing, if Participant’s employment or service, as applicable, is terminated (x) without Cause by the Employer or its then-Affiliates or (y) by Participant for Good Reason, in either case, in the two-year period following a Change of Control, then all then-outstanding Time-Vesting Incentive Units (or substitute equity or consideration of purchaser or its Affiliates, as applicable) shall vest upon the Termination Date.

Upon any Termination Date, (i) all outstanding Time-Vesting Incentive Units that are Unvested Incentive Units (after taking into account any accelerated vesting in accordance with the preceding paragraph, if applicable) will be forfeited (provided, that if Participant’s employment or service, as applicable, is terminated by Parent or its Subsidiaries for Cause (or Participant resigns while grounds for Cause exist), all Vested Incentive Units shall also be forfeited or, to the extent such Vested Incentive Units are not able to be forfeited under applicable law, subject to the Call Option pursuant to Section 4 of the Agreement) and (ii) all Vested Incentive Units will be subject to the Call Option pursuant to Section 4 of the Agreement.

Performance-Vesting Incentive Units

40% of the Incentive Units granted hereunder (the “Performance-Vesting Incentive Units”) shall become Vested Incentive Units at such time, prior to a Termination Date that Sponsor and its Affiliates shall have received cash proceeds (excluding tax distributions (as defined in the Parent LP Agreement) to Sponsor up to Sponsor’s pro rata share of Parent’s net taxable income multiplied by a 30% combined U.S. federal and state tax rate) in respect of Sponsor’s investment in Class A Units held from time to time by Sponsor in an amount necessary to ensure both (x) a specified return on Sponsor’s cumulative Capital Contributions (the “MOIC Hurdle”) and (y) a specified annual internal rate of return on Sponsor’s cumulative Capital Contributions (the “IRR Hurdle”), as follows:

Portion of Performance-Vesting Incentive Units	MOIC Hurdle	IRR Hurdle
33.3%	2.5x MOIC	17.5% IRR
33.3%	3.0x MOIC	17.5% IRR
33.4%	3.5x MOIC	17.5% IRR

Schedule A-1

For purposes of determining whether the applicable MOIC Hurdle and/or IRR Hurdle has been satisfied, as applicable:

•
MOIC calculations shall exclude any amount invested by Sponsor for the purpose of reducing MOIC (and not for any bona fide business purpose) and any returns thereon; and

•
For purposes of calculating MOIC and IRR, any portion of Sponsor’s investment that is Transferred pursuant to a Post-Closing Syndication shall not be treated as a Capital Contribution (i.e., any portion of such investment will be treated as never having been invested by Sponsor and the investment and any associated return shall be disregarded).

Upon the occurrence of a Change of Control, the Performance-Vesting Incentive Units that would not become Vested Incentive Units upon the occurrence of such Change of Control shall be forfeited immediately prior to the occurrence of such Change of Control.

Upon the Termination Date, all Performance-Vesting Incentive Units that are Unvested Incentive Units will be forfeited (provided, that if Participant’s employment or service, as applicable, is terminated by Parent or its Subsidiaries for Cause (or Participant resigns while grounds for Cause exist), all Vested Incentive Units shall also be forfeited, or, to the extent such Vested Incentive Units are not able to be forfeited under applicable law, subject to the Call Option pursuant to Section 4 of the Agreement) and Vested Incentive Units will be subject to the Call Option pursuant to Section 4 of the Agreement.

Schedule A-2

Exhibit I

Definitions

Agreement. The term “Agreement” shall have the meaning set forth in the preface.

Base Price. The term “Base Price,” when used in reference to a Class B Unit, such Class B Unit’s Deemed Unit Price.

Cause. The term “Cause” shall have the meaning ascribed to such term in Participant’s Employment Agreement.

Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.1.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

Competing Business. The term “Competing Business” means any business activities, including any product, service or process or the research and development thereof in (A) the business of online, web-based or mobile-based matchmaking for dating or romance; (B) online, web-based or mobile-based interpersonal matchmaking, including but not limited to professional networking; or (C) any other line of business in which Parent or any of its Subsidiaries (collectively, the “Company Group”) is engaged during Participant’s employment with the Company or in which any member of the Company Group had demonstrable plans to engage while Participant was employed by the Company Group and of which Participant was aware.

Cost. The term “Cost” shall mean the amount paid by Participant per Incentive Unit on the Closing Date, if any, as proportionately adjusted for all subsequent distributions of Incentive Units and other recapitalizations, and reduced by the amount of any distributions made with respect to the Incentive Units pursuant to Partnership’s organizational documents, as applicable; provided, that “Cost” may not be less than zero.

Disability. The term “Disability” shall have the meaning ascribed to such term in Participant’s Employment Agreement, and if not so defined therein, or if no such Employment Agreement exists, “Disability” shall mean, as determined by Parent in good faith, Participant’s inability and failure to substantially render the services to be provided by Participant to Parent and its Subsidiaries for a period of at least 180 days out of any consecutive 360 days due to a mental or physical condition.

Employment Agreement. The employment agreement by and between Participant and Bumble Trading LLC, dated October 26, 2020.

Employee and Employment. The term “employee” shall mean, without any inference as to negate Participant’s status as a Member of Partnership or of Parent, if applicable, for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of Parent or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee of Parent or any of its Subsidiaries or member of the board of Parent or its Affiliates.

Exhibit I-1

Fair Market Value. The term “Fair Market Value” shall mean, when used in connection with the value of Class A Units or Class B Units, (i) if there is a public market for equity of Partnership on the applicable date, the value for the Class A Units or Class B Units shall be implied by the average of the high and low closing bid prices of such equity during the immediately preceding 10 trading days on the stock exchange on which the equity is principally trading or (ii) if there is no public market for the equity on such date, the value for the Class A Units or Class B Units shall be determined by the General Partner in good faith (it being understood that the value of the Class A Units or Class B Units shall be determined based on an equity valuation of the Partnership (defined as the price in cash that a willing buyer not affiliated with the seller and under no compulsion to buy would pay in an arms-length purchase from a willing seller not affiliated with the buyer under no compulsion to sell), which could then be converted formulaically into a fair market value for the Class A Units or Class B Units in accordance with Section 4.5 and Section 5.2 of the Parent LP Agreement). Fair Market Value shall be determined assuming that there is no discount attributable to such security because of either (A) the existence of one or more large or controlling Partners or any minority discount, (B) the terms and conditions of this Agreement applicable to such Class A Units or Class B Units at such time (other than application of Section 4.5 and Section 5.2 of the Parent LP Agreement) or (C) the fact that the Class A Units or Class B Units may be illiquid.

Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of Parent or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of Partnership, Parent or their respective Affiliates.

Good Reason. The term “Good Reason” shall have the meaning ascribed to such term in Participant’s Employment Agreement.

Parent LP Agreement. The term “Parent LP Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Parent, dated as of January 29, 2020 as may be amended or supplemented from time to time in accordance with its terms.

Participant. The term “Participant” shall have the meaning set forth in the preface.

Participant’s Group. The term “Participant’s Group” shall mean Participant and Participant’s Permitted Transferees.

Partnership LP Agreement. The term “Partnership LP Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Partnership, dated as of January 29, 2020, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

Permitted Transferee. The term “Permitted Transferee” means any Person to whom Participant transfers Incentive Units in accordance with the Partnership LP Agreement, the Parent LP Agreement and the Securityholders Agreement (other than Partnership, Parent, the Blackstone Members and their respective Affiliates and except for transfers pursuant to a Public Offering).

Plan. The term “Plan” shall mean the Buzz Management Aggregator L.P. Equity Incentive Plan, as amended and/or restated from time to time.

Public Offering. The term “Public Offering” shall have the meaning set forth in the Parent LP Agreement.

Exhibit I-2

Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Participant’s breach of any provision of Appendix A hereto or any similar corresponding provision applicable to Participant under a written agreement between Participant and Partnership, Parent or any of Parent’s Subsidiaries from time to time.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement, dated as of January 29, 2020, by and among Parent and the other parties thereto, as it may be amended or supplemented thereafter from time to time in accordance with its terms.

Sponsor. The term “Sponsor” shall mean The Blackstone Group Inc. and its Affiliates.

Termination Date. The term “Termination Date” shall mean the date upon which Participant’s employment with or service to, as applicable, Parent and its Subsidiaries is terminated for any reason (including death or Disability).

Unvested Incentive Units. The term “Unvested Incentive Units” means, with respect to Participant’s Incentive Units, the number of Incentive Units that are not Vested Incentive Units.

Vested Incentive Units. The term “Vested Incentive Units” means, with respect to Participant’s Incentive Units, the number of such Incentive Units that are vested as determined in accordance with Schedule A.

Exhibit I-3

Exhibit II

Representations and Warranties

1. Incentive Units Unregistered. Participant acknowledges and represents that Participant has been advised by Partnership that:

(a)
the offer and sale of the Incentive Units have not been registered under the Securities Act;
(b)
the Incentive Units must be held indefinitely and Participant is in a financial position to continue to bear the economic risk of the investment in the Incentive Units unless the offer and sale of such Incentive Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Partnership LP Agreement, Parent LP Agreement or Securityholders Agreement);
(c)
there is no established market for the Incentive Units and it is not anticipated that there will be any public market for the Incentive Units in the foreseeable future;
(d)
a restrictive legend in the form set forth below, or in such other form as may be determined by Partnership pursuant to the Partnership LP Agreement, shall be placed on the certificates, if any, representing the Incentive Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN AN INCENTIVE UNIT AWARD AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e)
a notation shall be made in the appropriate records of Partnership indicating that the Incentive Units are subject to restrictions on transfer, as provided herein, in the Partnership LP Agreement, the Parent LP Agreement and in the Securityholders Agreement, and if Partnership or Parent should at some point in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Incentive Units.

2. Additional Investment Representations. Participant represents and warrants that:

(a)
Participant’s financial situation is such that Participant can afford to bear the economic risk of holding the Incentive Units for an indefinite period of time, has adequate means for providing for Participant’s current needs and personal contingencies, and can afford to suffer a complete loss of Participant’s investment in the Incentive Units;
(b)
Participant’s knowledge and experience in financial and business matters are such that Participant is capable of evaluating the merits and risks of the investment in the Incentive Units;

Exhibit II-1

(c)
Participant understands that the Incentive Units are a speculative investment which involves a high degree of risk of loss of Participant’s investment therein, there are substantial restrictions on the transferability of the Incentive Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Incentive Units and, accordingly, it may not be possible for Participant to liquidate Participant’s investment in case of emergency, if at all;
(d)
the terms of this Agreement provide that if Participant ceases to be an employee or service provider of Parent or its Subsidiaries, Partnership has the right to repurchase or redeem the Incentive Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;
(e)
Participant understands and has taken cognizance of all of the risk factors related to the purchase of the Incentive Units and, other than as set forth in this Agreement, the Partnership LP Agreement, the Parent LP Agreement and the Securityholders Agreement and any other agreement or certificate delivered hereby or thereby, no representations or warranties have been made to Participant or Participant’s representatives concerning the Incentive Units or Partnership or Parent or their prospects or other matters;
(f)
Participant has been given the opportunity to examine all documents and to ask questions of, and receive answers from, Partnership and its representatives concerning Partnership, Parent and its Subsidiaries, the Partnership LP Agreement, the Parent LP Agreement, the Securityholders Agreement, Partnership’s organizational documents and the terms and conditions of the purchase of the Incentive Units and to obtain any additional information which Participant deems necessary;
(g)
all information which Participant has provided to Partnership and Partnership’s representatives concerning Participant and Participant’s financial position is complete and correct as of the date of this Agreement; and
(h)
Participant is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on Participant’s Signature Page.

3. Other Representations. Participant acknowledges that Sponsor and its Affiliates may, from time to time, provide services to Parent and its Affiliates for which a fee will be paid by Parent or its Affiliates, including an annual monitoring/advisory fee and/or transaction fees.

Exhibit II-2

Exhibit III

FORM OF SECTION 83(b) ELECTION

ELECTION TO INCLUDE UNITS IN GROSS
INCOME PURSUANT TO SECTION 83(b) OF THE
INTERNAL REVENUE CODE

The undersigned acquired units (the “Units”) of Buzz Management Aggregator L.P. (the “Partnership”) on November 2, 2020 (the “Acquisition Date”).

The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2020 the excess, if any, of the Units’ fair market value on the Acquisition Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

The name, address and social security number of the undersigned:

Laura Franco
[address]

SSN:	[SSN]

A description of the property with respect to which the election is being made:

7,495,989.00 Class B Units in Partnership

The date on which the property was transferred: the Acquisition Date. The taxable year for which such election is made: calendar year 2020.

The restrictions to which the property is subject include the following: If the undersigned ceases to be employed by or provide services to Parent or certain affiliates of Parent under certain circumstances, all or a portion of the Units may be subject to forfeiture. The Units are also subject to transfer restrictions.

The aggregate fair market value (on a liquidation basis) on the Acquisition Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0

The aggregate amount paid for such property: $0

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of the transfer of the property. A copy of the election will also be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

A copy of this election has been furnished to Partnership and Parent pursuant to Treasury Regulations §1.83-2(e)(7).

Dated:	Nov	16, 2020	/s/ Laura Franco
Laura Franco

Exhibit II-1

Appendix A

RESTRICTIVE COVENANTS

1.
Non-Competition; Non-Solicitation; Non-Interference. Participant acknowledges and recognizes the highly competitive nature of the businesses of Parent and its Affiliates and accordingly agrees as follows:
(a)
During Participant’s employment or services with Parent or its Subsidiaries and until the twelve (12)-month anniversary of Participant’s termination of employment or services with Parent or its Subsidiaries (as such period may be reduced for any period of “garden leave” elected by the Company Group pursuant to the Employment Agreement) (the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:
(i)
engage in any business activities involving any Competing Business, individually or through an entity, as an employee, director, officer, owner, investor, partner, member, consultant, contractor, agent, joint venturer or otherwise, in any geographical area where any member of the Company Group engages in its business;
(ii)
acquire a financial interest in, or otherwise become actively involved with, any Competing Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(iii)
interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.
(b)
During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(i)
solicit or induce any customer (excluding any individual consumer), supplier, licensee, or other business relation (or any actively sought prospective customer (excluding any prospective individual consumer), supplier, licensee, or other business relation) of any member of the Company Group to cease doing business with any member of the Company Group, materially reduce the amount of business conducted with any member of the Company Group, interfere with the relationship between any such customer (excluding any individual consumer), supplier, licensee, or other business relation (or any actively sought prospective customer (excluding any prospective individual consumer), supplier, licensee, or other business relation) and any member of the Company Group (or knowingly or intentionally assist any Person in any substantive or direct way to do, or attempt to do, anything prohibited by this clause);
(ii)
solicit or encourage any employee of the Company Group to leave the employment of the Company Group;

(iii)
hire or solicit for employment any employee who was employed by the Company Group as of the date of Participant’s termination of employment with the Company Group for any reason or who left the employment of the Company Group coincident with, or within one year prior to, the date of Participant’s termination of employment with the Company Group for any reason; or
(iv)
encourage any material consultant of the Company Group to cease working with the Company Group.
(c)
If a final and non-appealable judicial determination is made that any of the provisions of this Section 1 constitutes an unreasonable or otherwise unenforceable restriction against Participant, the provisions of this Section 1 will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. Moreover, notwithstanding the fact that any provision of this Section 1 is determined not to be specifically enforceable, Parent will nevertheless be entitled to recover monetary damages as a result of Participant’s breach of such provision.
(d)
The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which Participant is in breach of the terms hereof.
(e)
Notwithstanding anything in this Section 1 of Appendix A, (i) Participant may own, directly or indirectly, up to two percent of any class of “publicly-traded securities” of any Person and (ii) the restrictions set forth in Section 1 shall not apply to Participant’s role or provision of services as an attorney to the extent prohibited by applicable state bar rules.
(f)
The provisions of Section 1 hereof shall survive the termination of Participant’s employment or services for any reason.
2.
Confidentiality; Intellectual Property.
(a)
Confidentiality.
(i)
Participant acknowledges that the Confidential Information (as defined below) obtained by Participant while employed by or providing services to Parent and its Subsidiaries is the property of the Company Group. Therefore, Participant agrees that Participant shall not disclose to any unauthorized Person or use for Participant’s own purposes any Confidential Information without the prior written consent of Parent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Participant’s acts or omissions in violation of this Agreement; provided, that if Participant receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process, or similar process, (A) Participant shall, to the extent practicable and not prohibited by law, notify Parent promptly, and consult with and assist (to the extent practicable and not prohibited by law) Parent, at Parent’s expense, in seeking a protective order, (B) in the event that such protective order is not obtained, or if Parent waives compliance with the terms hereof, Participant shall disclose only that portion of the Confidential Information which, based on the advice of Participant’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process, and (C) Parent shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(ii)
For purposes of this Agreement, “Confidential Information” means information, observations, and data concerning the business or affairs of Parent and its Subsidiaries and Affiliates, including, without limitation, all business information (in any form or medium, including text, digital or electronic) that relates to any member of the Company Group, or its customers, suppliers, or contractors or any other third parties in respect of which Parent or any member of the Company Group has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of Participant’s breach of this Agreement or as a result of a breach of any confidentiality obligation or other wrongful act by a third party of which Participant has knowledge, including but not limited to, technical information or reports, formulas, trade secrets, unwritten knowledge and “know-how,” operating instructions, training manuals, customer lists, customer buying records and habits, product sales records and documents, and product development, marketing, and sales strategies, market surveys, marketing plans, profitability analyses, product cost, long-range plans, information relating to pricing, competitive strategies, and new product development, information relating to any forms of compensation or other personnel-related information, contracts, and supplier lists (in any form or medium, tangible or intangible). Confidential Information will not include such information known to Participant prior to Participant’s involvement with Parent or any predecessor thereof, information rightfully obtained from a third party (other than pursuant to a breach by Participant of this Agreement or as a result of a breach of any confidentiality obligation or other wrongful act by a third party of which Participant has knowledge) or information independently developed by Participant without violation of this Agreement. Without limiting the foregoing, Participant and Parent each agree, to the extent not prohibited, to keep confidential the existence of, and any information concerning, any dispute between Participant and Parent or any member of the Company Group, except that Participant and Parent each may disclose information concerning such dispute to the court that is considering such dispute or to their respective legal counsel (provided that such legal counsel agrees not to disclose any such information other than as reasonable to the prosecution or defense of such dispute). provided, further, that Participant may disclose the existence or contents of this Agreement in connection with any litigation proceedings for enforcement or defense by Participant of Participant’s rights under this Agreement (provided, that, in connection with any such litigation proceedings not involving the Company Group or any of their affiliates, Participant shall (to the extent legally permissible) disclose no more information than is required).
(iii)
Participant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software, or intellectual property relating to the businesses of the Company Group, in whatever form (including electronic), and all copies thereof, that are received or created by Participant while an employee or service provider of Parent and its Subsidiaries that constitute Confidential Information and Inventions shall remain the property of the Company Group, and Participant shall as promptly as practicable return such property to Parent upon the termination of Participant’s employment or service and, in any event, at Parent’s request. Participant agrees further that any property situated on the premises of, and owned by, Parent or any member of the Company Group, including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by Parent’s personnel at any time with or without notice.
(iv)
Participant agrees further that Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Participant has an obligation of confidentiality, and will not bring onto the premises of Parent or any member of the Company Group any unpublished documents or any property belonging to any former employer or any other Person to whom Participant has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

(v)
Pursuant to the Defend Trade Secrets Act of 2016, nothing in this Agreement, including but not limited to the Confidentiality provisions in this Section 1 and the Non-Disparagement provisions in Section 3, shall prohibit or impede Participant from communicating, cooperating or filing a complaint on possible violations of U.S. federal, state or local law or regulation to or with any governmental agency or regulatory authority (collectively, a “Governmental Entity”), including, but not limited to, the SEC, EEOC, OSHA, or the NLRB, or from making other disclosures to any Governmental Entity that are protected under the whistleblower provisions of U.S. federal, state or local law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. Participant understands and acknowledges that (a) Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (b) if Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Participant may disclose the trade secret to Participant’s attorney and use the trade secret information in the court proceeding, if Participant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Moreover, Participant shall not be required to give prior notice to (or get prior authorization from) any member of the Company Group regarding any such communication or disclosure. Except as required by applicable law, under no circumstance is Participant authorized to disclose any information covered by Parent’s or its Affiliates’ attorney-client privilege or attorney work product or Parent’s or its Affiliates’ trade secrets without prior written consent of the General Partner.
(b)
Intellectual Property.
(i)
Participant agrees that the results and proceeds of Participant’s services for the Company Group (including, but not limited to, any Confidential Information and other trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, concepts, ideas, source and object codes, programs, software, algorithms, techniques, intellectual property, improvements, matters of a literary, musical, dramatic, or otherwise creative nature, writings, and other works of authorship) resulting from services performed while an employee or service provider of Parent and any works in progress, whether or not patentable or registrable under patent, trademark, copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire, and Parent (or, if applicable or as directed by Parent, any member of the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner Parent determines in its sole discretion, without any further payment to Participant whatsoever. Notwithstanding the foregoing, if, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire or there are any Proprietary Rights that do not accrue to Parent (or, as the case may be, any member of the Company Group) under the immediately preceding sentence, then Participant hereby irrevocably assigns, transfers and conveys and agrees to so assign, transfer and convey any and all of Participant’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to Parent (or, if applicable or as directed by Parent, any member of the Company Group), and Parent or such member of the Company Group shall have the right to use the same in perpetuity throughout the universe in any manner determined by Parent or such member of the Company Group without any further payment to Participant whatsoever. As to any Invention that Participant is required to assign, transfer or convey, Participant shall promptly and fully disclose to Parent all information known to Participant concerning such Invention.
(ii)
Participant agrees that, from time to time, as may be requested by Parent and at Parent’s sole cost and expense, Participant shall do any and all things that Parent may reasonably deem useful or desirable to establish or document Parent’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright or patent applications or assignments. To the extent that Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 2(b)(ii) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by Parent of ownership of any Proprietary Rights to which Parent may be entitled by operation of law by virtue of Parent’s being Participant’s employer or service recipient. Participant agrees further that, from time to time, as may be requested by Parent and at Parent’s sole cost and expense, Participant shall assist Parent in every reasonable, proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, Participant shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as Parent may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Participant shall execute, verify, and deliver assignments of such Proprietary Rights to Parent or its designees. Participant’s obligation to assist Parent with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of Participant’s employment with or services to Parent. Participant hereby designates and appoints Parent and its designees as Participant’s agent and attorney-in-fact, to act for and in Participant’s behalf and stead to execute and file documents and to do all other lawfully permitted acts in connection with the foregoing to the extent Participant is unable or unwilling to do so. This power of attorney is coupled with an interest and is irrevocable. Participant shall not take any actions inconsistent with the Company Group’s ownership rights set forth in this Section 2, including by filing to register any Inventions in Participant’s own name.
(iii)
Participant hereby assigns and agrees to assign all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) related to any Inventions. To the extent that Moral Rights cannot be assigned under applicable law, Participant hereby waives and agrees not to enforce any and all such Moral Rights, including, without limitation, any limitation on subsequent modification, to the fullest extent permitted under applicable law.
(iv)
Participant hereby waives and quitclaims to the Company Group any and all claims, of any nature whatsoever, that Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company Group.
(v)
Participant has listed on the attached Appendix A-1 Inventions that are owned by Participant, in whole or jointly with others prior to Participant’s employment with, or service to, Parent and its Subsidiaries (collectively “Prior Works”). Participant shall not use any Prior Works during Participant’s employment with, or service to, Parent and its Subsidiaries, without prior written consent of Parent. If, during Participant’s employment or service with the Company Group, Participant uses or incorporates into any Company Group product, service or process any Prior Work (or any portion of a Prior Work), in any manner whatsoever, Participant grants Parent a perpetual (or the maximum time period allowed by applicable law), sublicensable, assignable, royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Prior Work or portion of such Prior Work used by Participant in such Company Group product, service or process.
3.
Non-Disparagement. Participant shall not, whether in writing (electronically or otherwise) make, or cause any other Person to make, any communication that is, or would reasonably be expected to have the effect of, defaming or disparaging the business or personal reputation of, the Company or any of its affiliates, agents or advisors (or any of its or their respective employees officers or directors (it being understood that comments made in Participant’s good faith performance of Participant’s duties as an employee of the Company Group shall not be deemed disparaging or defamatory for purposes of this Agreement). Nothing herein shall prevent Participant from making truthful statements in connection with any legal proceedings for enforcement or defense by Participant of Participant’s rights under this Agreement, so long as such statements are reasonably related to such enforcement or defense.

Schedule A-1
Prior Works

The following is a list of all Prior Works that are owned by Participant, in whole or jointly with others prior to Participant’s employment with the Company Group:

Title	Date	Description (including any registration or application numbers)
-	-	-

Except as indicated above on this List (and on any supporting sheets as indicated below), Participant has no Prior Works to disclose pursuant to this Agreement.

Please send any supporting sheets to hrlondon@magiclab.co.

PARTICIPANT

/s/ Laura Franco
Laura Franco

Date:	Nov 16, 2020

A-1